Contact:  Todd Fromer or Michael Cimini
          KCSA Worldwide
          212-682-6300

                 SOURCE INTERLINK REPORTS SECOND QUARTER RESULTS

                             NET INCOME CLIMBS 38.3%

BONITA SPRINGS, FL, SEPTEMBER 9, 2004 - SOURCE INTERLINK COMPANIES (NASDAQ:
SORC), the largest direct-to-retail magazine distribution/fulfillment company and leading provider of magazine information and front-end management services for retailers, today announced results for the second quarter ended July 31, 2004.

Net income in the second quarter rose 38.3% to $4.1 million, or $0.17 per diluted share, compared to $2.9 million, or $0.15 per diluted share, in the same period last year. Revenue in the second quarter increased 7% to $91.4 million from $85.5 million in the same period last year. The weighted average shares outstanding for the three months ended July 31, 2003, were approximately 25,026,000 on a fully diluted basis compared to 19,679,000 for the same period last year.

Leslie Flegel, Source Interlink Chairman and Chief Executive officer, said, "The company's strong second quarter results reflect management's continued ability to execute its strategic growth plan. Our ability to leverage our diverse operations led to an increase in pretax profit of 45.4% to $6.1 million in the second quarter compared to $4.2 million in the same period last year. Operating profit margins improved to 6.7%. The results we have achieved, combined with a strong balance sheet, have provided additional opportunities to grow the business and expand our effective direct method for the distribution of magazines within the multi-billion dollar industry. We will also continue to develop new market opportunities outside of magazines through our unique business model and seek strategic acquisitions and other ventures that add value to our existing platform. In the second quarter, cash flow from operations increased $8.2 million in the second quarter and the company reported $7.0 million in free cash flow."

Interlink, the company's direct-to-retail magazine distribution/fulfillment division, reported revenue in the second quarter of $70.2 million compared to $65.6 million in the same period a year ago, an increase of 7.1%. "The sales increase of approximately $4.6 million in the second quarter was primarily due to organic growth, which resulted in our ability to leverage our business and increase profits appreciably. It is important to note these results do not include business from recent acquisitions or penetration in the mainstream market on a material basis. Our recently announced expansion in the mainstream market, which now totals approximately 750 mainstream retail stores on a national basis, will be complemented through two strategic acquisitions, Empire News and PROMAG, which enhance our position in the mainstream market. Empire currently provides service to an additional 1,000 mainstream retail stores represented by major chains located along the east coast. Combined with our existing business, this acquisition will enable Interlink to implement its more efficient direct distribution model, compared to the


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traditional wholesale method, to a total of just under 2,000 mainstream retail stores with the potential to penetrate approximately 30,000 additional stores represented by the major national and regional chains served," Flegel said.

"During the quarter, we also strengthened our leading position in the specialty market by signing an exclusive agreement with PRIMEDIA Inc. which will go into effect in the fourth quarter. While the second quarter is historically a generally slower selling period for magazines in bookstores, the division remains on track to achieve a record second half, particularly in the fourth quarter, and we expect Interlink to come in approximately on budget for the year."

In-Store Services Division reported revenue of $13.5 million versus $15.9 million in the corresponding period a year ago. "In-Store Services continues to be led by our profitable information management and rebate services businesses. Result comparisons in the quarter were impacted negatively by the unusually high volume of wire manufacturing business in last year's second quarter compared to this year. Our recent acquisition of the west coast magazine rebate management and information businesses from PROMAG provides strong growth and cross-selling opportunities for our business, particularly wire manufacturing and distribution, given a client base of 200 retailers, including Safeway, Albertsons, Smith's Food & Drug, totaling more than 10,000 stores. This transaction clearly solidifies our position as the number one front-end product and service provider for retailers in North America. As we noted earlier, we anticipate this acquisition to be slightly accretive to the current fiscal 2005 earnings and approximately five cents accretive to fiscal 2006 earnings based solely on the rebate business acquired in the transaction," Flegel said.

Custom Wood Manufacturing reported revenue of $7.8 million versus $4.0 million in the corresponding period a year ago, an increase of 93.1%. Flegel noted, "In the second quarter, pretax income climbed to $1.2 million compared to $122,000 in the same quarter last year. The division continues to benefit from a combination of new business agreements and consolidated operations.

Flegel concluded, "We are pleased with our second quarter results and expect a strong performance in the second half of fiscal 2005. As a result of the increase in shares outstanding via 800,000 additional shares sold by the company due to increased demand in our March stock offering and excessive costs relating to Section 404 of the Sarbanes-Oxley Act, we expect earnings per share to be at the low end of our previously stated guidance of $0.70 to $0.75 per diluted share, exclusive of non-recurring charges. Revenue for the year is expected to be approximately $370 million.

"The company has demonstrated its ability to grow organically while making strategic acquisitions. We have gained from the compounding effect of increased sales and reduced costs through the consolidation of our operations, which has increased margins and substantially improved profits. This was evident in our second quarter results as revenue increased 7% and pretax profits rose 45%. We will continue to acquire companies and enter into strategic alliances that bolster our existing client base and provide strong growth opportunities that further enhance profits and produce greater returns for our shareholders. Our efforts to strengthen our competitive position have enabled management to successfully build the company, penetrate new markets and collectively increase its position in each of the industries it serves."

Source Interlink will broadcast live via the Internet its second quarter conference call for fiscal year 2005 today at 4:30 p.m. Eastern Time to discuss financial results, business developments and future outlook. To listen to the call, please go to www.fulldisclosure.com. A replay of the web cast will be available for 30 days.

ABOUT SOURCE INTERLINK COMPANIES
Source Interlink Companies is a leading provider of fulfillment and marketing services to retail companies who collectively operate approximately 80,000 stores, most major magazine publishers and consumer product manufacturers of confections and general merchandise. Its business consists of three interrelated operating groups: Magazine Fulfillment, In-Store Services and Wood Manufacturing.

     o Magazine Fulfillment manages the direct distribution of magazines to more than 5,900 retail outlets in the specialty retail market operated by 18 retail chains plus independent retailers. It assists these retailers with the selection, logistical procurement and fulfillment of approximately 4,000 monthly and 50 weekly magazine titles. The Fulfillment operating group is the largest U.S. importer of foreign magazine titles and a leading exporter of U.S. titles to the international market.
     o In-Store Services assists retailers in the mainstream retail market with the design, manufacture and implementation of their front-end merchandising programs. This group provides other value-added services to retailers, publishers and other vendors, including assistance with publisher rebate and other fee collection as well as access to real-time sales and marketing information on more than 10,000 magazine titles, enabling customers to make more informed decisions regarding product placement and distribution.
     o Wood Manufacturing designs and manufactures wood displays and store fixtures for leading specialty retailers.

For more information, please visit the company's website, http://www.sourceinterlink.com/.

         Some of the information in this release contains forward-looking statements that involve risks and uncertainties. The words "believe," "expect," "anticipate,' "estimate," "project," and similar expressions often characterize forward-looking statements. These statements may include, but are not limited to, projections of collections, revenues, income or loss, estimates of capital expenditures, plans for future operations, products or services, and financing needs or plans, as well as assumptions relating to these matters. These statements are only predictions and you should not unduly rely on them. Our actual results will differ, perhaps materially, from those anticipated in these forward-looking statements as a result of a number of factors, including the risks and uncertainties faced by us including: (i) market acceptance of and continuing demand for our services; (ii) the impact of competitive services;
(iii) the pricing and reimbursement policies of magazine publishers; (iv) our ability to obtain additional financing to support our operations; (v) changing market conditions and other risks detailed below;(vi) demand for magazines at the retailers we service; and (vii) our ability to access retailers' point-of-sales information needed to efficiently allocate distribution.
         We believe it is important to communicate our expectations to our investors. However, there may be events in the future that we are not able to predict accurately or over which we have no control. The factors listed above provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you make an investment decision relating to our common stock, you should be aware that the occurrence of the events described in these risk factors could have a material adverse effect on our business, operating results and financial condition.
         Any forward-looking statement speaks only as of the date on which that statement is made. Unless required by U.S. federal securities laws, we will not update any forward-looking statement to reflect events or circumstances that occur after the date on which the statement is made.

Tables follow:


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                        SOURCE INTERLINK COMPANIES, INC.
                 Condensed Consolidated Statements of Operations
                      (in thousands, except per share data)

                                                                  (unaudited)
------------------------------------------------------------------------------------
QUARTER ENDED JULY 31,                                       2004           2003(1)
------------------------------------------------------------------------------------
Revenues                                                    $91,441        $ 85,475
Costs of revenues                                            67,034          62,471
------------------------------------------------------------------------------------
Gross profit                                                 24,407          23,004
Selling, general and administrative expense                  13,543          13,853
Fulfillment freight                                           4,759           3,947
Relocation expenses                                               -            -
------------------------------------------------------------------------------------
Operating income                                              6,105           5,204
------------------------------------------------------------------------------------
Other income (expense)
            Debt financing charge                                 -               -
            Interest expense                                  (233)         (1,106)
            Interest income                                      39              73
            Other                                               165               9
------------------------------------------------------------------------------------
Total other income (expense)                                   (29)         (1,024)
------------------------------------------------------------------------------------
Income before income taxes                                    6,076           4,180
Income tax expense                                            1,938           1,188
------------------------------------------------------------------------------------
Net income                                                  $ 4,138        $  2,992
------------------------------------------------------------------------------------

Earnings per share - diluted                                $  0.17        $   0.15
Weighted average of shares outstanding - diluted             25,026          19,679
------------------------------------------------------------------------------------

     (1) July 31, 2003 results have been restated to reflect a change in our revenue recognition policy related to our claim filing services of the In-Store Services Division.

                        SOURCE INTERLINK COMPANIES, INC.
                 Condensed Consolidated Statements of Operations
                      (in thousands, except per share data)

                                                               (unaudited)
--------------------------------------------------------------------------------
Six Months Ended July 31,                                   2004        2003(1)
--------------------------------------------------------------------------------
Revenues                                                  $177,128     $166,458
Costs of Revenues                                          130,200      122,695
--------------------------------------------------------------------------------
Gross Profit                                                46,928       43,763
Selling, General and Administrative Expense                 26,739       26,735
Fulfillment Freight                                          9,632        8,479
Relocation Expenses                                          1,552        1,730
--------------------------------------------------------------------------------
Operating Income                                             9,005        6,819
--------------------------------------------------------------------------------
Other Income (Expense)

            Debt financing charge                          (1,494)
            Interest expense                                 (877)      (2,071)
            Interest income                                    106          160
            Other                                               67          133
--------------------------------------------------------------------------------
Total Other Income (Expense)                               (2,198)      (1,778)
--------------------------------------------------------------------------------
Income Before Income Taxes                                   6,807        5,041
Income Tax Expense                                           2,172        1,420
--------------------------------------------------------------------------------
Net Income                                                $  4,635     $  3,621
--------------------------------------------------------------------------------

Earnings per Share - Diluted                              $   0.19     $   0.19
Weighted Average of Shares Outstanding - Diluted            24,466       19,074
--------------------------------------------------------------------------------

     (1) July 31, 2003 results have been restated to reflect a change in our revenue recognition policy related to our claim filing services of the In-Store Services Division.

                        SOURCE INTERLINK COMPANIES, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (in thousands)

                                                     (Unaudited)
                                                    July 31, 2004     January 31, 2004
----------------------------------------------------------------------------------------
      Cash                                           $      8,547          $      4,963
      Trade receivables                                    56,657                41,834
      Purchased claims receivable                           2,641                 5,958
      Inventories                                          15,748                17,241
      Income tax receivable                                 2,397                 2,067
      Deferred tax asset                                    3,405                 2,915
      Advances under magazine export agreement              3,769                 6,830
      Other current assets                                  2,936                 2,536
                                                     -------------         -------------
                                                           96,100                84,344
      Property, Plants and Equipment, net                  19,837                18,563
      Goodwill and intangibles, net                        54,330                53,238
      Deferred tax asset                                      658                   908
      Other                                                 6,354                 7,048
                  Total Assets                       $    177,279          $    164,101
----------------------------------------------------------------------------------------

     Checks issued against future advances on
     revolving credit facilities                            5,328                14,129
     Accounts payable and accrued expenses                 48,000                44,741
     Deferred revenue                                       1,519                 1,680
     Other                                                     79                   317
     Current maturities of debt                             2,032                 4,059
                                                     -------------         -------------
                                                           56,958                64,926
     Debt, less current maturities                          3,159                31,541
     Other                                                    567                   560
                                                     -------------         -------------
                                                           60,684                97,027
     Total Liabilities

     Equity                                               116,595                67,074
                                                     -------------         -------------
               Total Liabilities and Equity          $    177,279          $    164,101
----------------------------------------------------------------------------------------